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Exhibit 21.1

EPIQ SYSTEMS, INC.

List of Subsidiaries

Subsidiary	State or Other Jurisdiction of Organization	Doing Business As
Epiq Systems Acquisition, Inc.(1)	New York
Epiq Bankruptcy Solutions LLC(2)	New York	Epiq Bankruptcy Solutions LLC
Epiq Financial Balloting Group LLC(2)	New York	Epiq Financial Balloting Group LLC
Epiq Class Action & Claims Solutions, Inc.(1)	Rhode Island	Epiq Class Action & Claims Solutions, Inc. Epiq Corporate Services, Inc.
Epiq Bankruptcy Advisory Services, Inc.(2)	Illinois	Epiq Bankruptcy Advisory Services, Inc.
Hilsoft, Inc.(2)	Pennsylvania	Hilsoft Notifications
Epiq Preference Solutions LLC(2)	New York	Epiq Preference Solutions LLC
Epiq eDiscovery Solutions, Inc.(2)	Delaware	Epiq eDiscovery Solutions, Inc.
Epiq Systems Ltd.(1)	England and Wales	Epiq Systems, Ltd.
LegalLink Support Services, LLC(2)	Missouri	LegalLink Support Services, LLC

(1)
100% owned by Epiq Systems, Inc.

(2)
100% owned by Epiq Systems Acquisition, Inc.

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  Exhibit 21.1